EXHIBIT 3.2
                           ARTICLES OF INCORPORATION

                                       OF

                             SARATOGA TELECOM CORP.




KNOW ALL MEN BY THESE PRESENTS:

     That we the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Nevada and do hereby certify:

                                       ONE

     The name of this corporation is Saratoga Telecom Corp.

                                       TWO

     The resident agent of said corporation shall be Shawn F. Hackman, 3360 W. Sahara, Suite 200, Las Vegas, NV 89102, and such other offices as may be determined by the By-Laws in and outside the State of Nevada.

                                      THREE

     The objects to be transacted, business and pursuit and nature of the business, promoted or carried on by this corporation are and shall continue to be engaged in any lawful activity.

                                      FOUR

     The members of the governing board shall be styled Directors and the first Board of Directors shall consist of one (1). The number of stockholders of said corporation shall consist of one (1). The number of directors and shareholders of this corporation may, from time to time, be increased or decreased by an amendment to the By-Laws of this corporation in that regard, and without the necessity of amending these Articles of Incorporation. The name and address of the first Board of Directors and of the Incorporation signing these Articles is as follows:

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                                            Patrick F. Charles

                                            8756 - 122nd Avenue NE
                                            Kirkland, WA  98033


                                      FIVE

     The Corporation is to have perpetual existence.

                                       SIX

     The total authorized capitalization of this Corporation shall be and is the sum of 100,000,000 shares Common Stock at $0.001 par value and 50,000,000 shares Preferred Stock at $0.001 par value, said stock to carry full voting power and the said shares shall be issued fully paid at such time as the Board of Directors may designate in exchange for cash, property, or services, the stock of other corporations or other values, rights, or things, and the judgement of the Board of Directors as to the value thereof shall be conclusive.

                                      SEVEN

     The capital stock shall be and remain non-assessable. The private property of the stockholders shall not be liable for the debts or liabilities of the Corporation.

IN WITNESS WHEREOF, I have set my hand this 10th day of June, 1999.

                                            /s/ Patrick F. Charles
                                            -----------------------
                                            Patrick F. Charles

State of Washington
County of King

I certify that I know that Patrick F. Charles signed this instrument and acknowledged it to be his free and voluntary act for the uses and purposes herein mentioned.

Dated: June 10, 1999

                                            /s/ Valerie W. Watkins
                                            ------------------------
                                            Valerie W. Watkins



                                            My appointment expires 2/26/2000
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